Exhibit 99.1
             PATRICK D. HEYN JOINS GLOBETEL COMMUNICATIONS BOARD OF
                                   DIRECTORS

   FT. LAUDERDALE, FL -- SEPTEMBER 27, 2006 -- GlobeTel Communications Corp. (AMEX: GTE) today announced that Patrick D. Heyn has joined its Board of Directors. Mr. Heyn, an independent director with expertise in accounting and finance, will also serve as a member of the Company's Audit Committee.

   Mr. Heyn, a Partner in the Audit and Accounting department of Daszkal Bolton LLP, brings to GlobeTel more than 20 years of experience in public accounting, including extensive work in providing merger and acquisition advice. Additionally, having supervised hundreds of audits for publicly held companies and having served as Controller of a large public company, Mr. Heyn possesses invaluable knowledge of SEC regulations and disclosure issues. He is an active member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

   J. Randolph Dumas, Chairman of the Board of Directors, stated, "Our Company, the Board and our shareholders will all benefit from Patrick Heyn's experience, and from his insights into public accounting and the increasingly complex intricacies associated with being a U.S. public company. We are pleased that he has elected to join us."

   About GlobeTel Communications Corp.

   GlobeTel Communications Corp. develops and provides an integrated suite of telecommunications products and services, leveraging its advances in Stored Value, VoIP and Wireless Access technologies. Individually, each of GlobeTel's business units function as distinct, stand-alone entities. Together they're the components of the Company's SuperHub(TM) worldwide VoIP network concept which is currently in development. Upon completion, the SuperHub tm will consist of the Sanswire Stratellite(TM) airship and other wireless products enabling simpler, cheaper transmission of voice, data and money. Historically focused on developing overseas markets, the Company has begun selling VoIP services and testing wireless networks within the United States. Current and pending operations exist in Asia, Africa, Europe, South America, Mexico and the Caribbean. For more information, please visit: http://www.globetel.net

   Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "project," "intend," "expect" "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (finance or operating) or achievements to differ from future results, performance (financing and operating) or achievements expressed or implied by such forward-looking statements.

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                                                        Contact: Robert Bleckman
                                                  Director of Investor Relations
                                                                  (954) 775-1427